EXHIBIT 99.2


		THE PRUDENTIAL HOME MORTGAGE COMPANY, INC.
		    OFFICER'S ANNUAL COMPLIANCE CERTIFICATE


The undersigned Vice Presidents of The Prudential Home Mortgage
Company, Inc., servicer (the "Servicer") under servicing agreements related to the Series Mortgage Pass-Through
Certificates of the Series listed on Attachment A hereto
(the "Agreements"), hereby certify that:


		(i) a review of the activities of the
		Servicer for calendar year 1996 and of
		its performance under the Agreements for such period has been made under the undersigned's supervision, and

		(ii) to the best of the undersigned's
		knowledge, based on such review, the
		Servicer has fulfilled all its obligations under the Agreements throughout such period.


Capitalized terms not defined herein shall have the meaning given to them in the Agreement.


Date:  March 31,1997


By:     /s/CAROLYN PUMPHREY
Name:   Carolyn Pumphrey
Title:  Vice President


By:     /s/DANIEL ROSEN
Name:   Daniel Rosen
Title:  Vice President


		ATTACHMENT A

		1996-1
		1996-2
		1996-3
		1996-4
		1996-5
		1996-6